Exhibit 11.3

                          SEER TECHNOLOGIES, INC.

           STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                  (in thousands, except per share amounts)
                               (unaudited)



                                   Three Months Ended     Nine Months Ended
                                        June 30,              June 30,
                                            (Pro Forma)           (Pro Forma)
                                     1996      1995         1996      1995
                                   --------  --------     --------  --------
Primary earnings per share:
Average common shares outstanding
  (excluding convertible shares)    11,454     1,602       11,414     1,595
Common shares from conversion of
  Series B Convertible Preferred       -       6,594          -       6,594
Common shares from conversion of
  Series C Convertible Preferred       -         198          -         198
Shares issued for redemption of
  Senior Preferred Stock (2)           -         864          -         864
Common stock equivalents               -       1,807(3)       -       1,807(3)
                                   --------  --------     --------  --------
Total common and common
  equivalent shares outstanding     11,454    11,065       11,414    11,058
                                   ========  ========     ========  ========

Net income (loss)                  $(5,160)   $1,279     $(15,510)   $2,804
                                   ========  ========     ========  ========

Per share amount                    ($0.45)    $0.12       ($1.36)    $0.25
                                   ========  ========     ========  ========

Fully diluted earnings per share (1)



(1) Presentation of fully diluted earnings per share is not required for the three and nine months ended June 30, 1995. Fully diluted earnings per share is not presented for the three and nine months ended June 30, 1996 due to the antidilutive effect of the Company's common stock equivalents.

(2)  Dividend - Senior Redeemable Preferred Stock          417
     Principal - Senior Redeemable Preferred Stock      15,135
                                                       --------
     Total redemption value                             15,552
     Divided by IPO price per share                      18.00
                                                       --------
     Number of equivalent shares of common stock           864
                                                       ========

(3) Common stock equivalents presented assume a market price of $18.00 (the IPO price).